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Exhibit 23.3

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

        We consent to the reference to our firm under the caption "Experts" in Post-Effective Amendment No. 3 to the Registration Statement (Form S-3 No. 333-102799) and related Prospectus of Aon Corporation for the registration of $300,000,000 of 3 1/2% senior convertible debentures due 2012 and 13,969,740 shares of its common stock and to the incorporation by reference therein of our report dated February 12, 2003 with respect to the consolidated financial statements and the related financial statement schedules of Aon Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2002 filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP
Chicago, Illinois September 9, 2003

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  Exhibit 23.3